DEAN FOODS REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

•	Q4 Net Income of $0.06 per Share, Q4 Adjusted Net Income of $0.08 per Share

•	2014 Full Year Net Loss of $0.22 per Share, 2014 Full Year Adjusted Net Loss of $0.14 per Share

•	Expects Q1 2015 Adjusted Diluted Earnings of $0.12 to $0.22 per Share
DALLAS, February 10, 2015 - Dean Foods Company (NYSE: DF) today announced fourth quarter and full year 2014 results.

Financial Summary *	Three Months Ended December 31			Twelve Months Ended December 31
(In million, except per share amounts)	2014	2013	% Change	2014	2013	% Change
Gross Profit
GAAP	$441	$446	-1%	$1,673	$1,855	-10%
Adjusted	$443	$447	-1%	$1,676	$1,861	-10%

Operating Income
GAAP	$8	$35	-77%	$9	$131	-93%
Adjusted	$26	$48	-46%	$36	$228	-84%

Interest Expense
GAAP	$16	$21	-24%	$61	$201	-70%
Adjusted	$15	$20	-25%	$59	$97	-39%

Net Income (Loss) Attributable to Dean Foods
GAAP	$5	$(38)	114%	$(20)	$813	-102%
Adjusted	$7	$17	-59%	$(13)	$82	-116%

Diluted Earnings (Loss) Per Share (EPS)
GAAP	$0.06	$(0.40)	115%	$(0.22)	$8.58	-103%
Adjusted	$0.08	$0.18	-56%	$(0.14)	$0.86	-116%

* Adjustments to GAAP for the impacts of specific transactions and other one-time or non-recurring items are fully described in the attached tables.
For the full year the Company reported a net loss of $20 million, or $0.22 of loss per share, as compared to net income of $813 million, or $8.58 of earnings per diluted share, for the full year 2013. On an adjusted basis, the Company’s net loss of $13 million, or $0.14 of loss per share for the full year 2014, compared to net income of $82 million, or $0.86 of earnings per diluted share, for the full year 2013.
Fourth quarter 2014 net income of $5 million, or $0.06 of earnings per diluted share, compared to a fourth quarter 2013 loss of $38 million, or $0.40 of loss per share. On an adjusted basis, the fourth quarter 2014 net income was $7 million, or $0.08 of earnings per diluted share, compared to fourth quarter 2013 net income of $17 million, or $0.18 of earnings per diluted share.

Full year 2014 operating income totaled $9 million, compared to full year 2013 operating income of $131 million. Full year 2014 adjusted operating income totaled $36 million, compared to adjusted operating income of $228 million in the year-ago period.
Fourth quarter 2014 operating income totaled $8 million, compared to fourth quarter 2013 operating income of $35 million. Fourth quarter 2014 adjusted operating income totaled $26 million, compared to adjusted operating income of $48 million in the year-ago period.
“Our customers include many of the largest and best food retailers and foodservice companies and distributors in the country. We believe our relative scale affords us sustainable cost, service, and quality advantages allowing us to more effectively service these customers versus our competitors,” said Gregg Tanner, Chief Executive Officer of Dean Foods. “And with American’s increasing focus on health and wellness, I believe milk with its clean label, is well positioned as a fresh, delicious source of nutrition and protein for consumers of all ages. With the progress achieved in our cost reduction initiatives, we believe we are very well positioned and are excited about the future direction of the business.”
Chris Bellairs, Chief Financial Officer of Dean Foods, added, “Full year results are reflective of just how difficult an operating environment we’ve been in, but after another quarter of sequentially improving gross profit and operating income per gallon, and with what we’re seeing so far this year, we believe that we have the business headed in the right direction.”
Total volume across all products was 683 million gallons for the fourth quarter of 2014, a 2% decline compared to total volume of 699 million gallons in the fourth quarter of 2013. For full year 2014, total volume for all products was 2.7 billion gallons, a 4% decline compared to total volume of 2.8 billion gallons in the year-ago period. Excluding the negative impact of the RFP-driven volume loss from a significant customer in 2013, Dean Foods’ fluid milk volumes decreased 0.6% for the year, significantly better than the overall category.
The USDA recently reported industry fluid volumes for the months through October and restated certain published category data for prior periods. Industry fluid volume declines increased sequentially from a 3.5% decline in the second quarter to a 3.7% decline in the third quarter. As compared to the second quarter, Dean Foods’ share of U.S. fluid milk sales volume remained flat at 35.9%, during the third quarter. For the quarter to date ending November 2014, industry fluid milk volumes declined approximately 4.5% year-over-year, on an unadjusted basis. On this same quarter to date basis, Dean Foods’ share increased to 35.6%, from 35.4% in the fourth quarter of 2013.
The fourth quarter 2014 average Class I Mover, a measure of raw milk costs, was $23.59 per hundred-weight, an increase of 18% from the fourth quarter of 2013. The fourth quarter 2014 average was the second highest quarterly Class I Mover average in the history of the U.S. dairy industry, only $0.07 below the second quarter of 2014. The Class I Mover declined $3.95 per hundred-weight, to $18.58 per hundred-weight, in January 2015, and another $2.34, to $16.24 per hundred-weight, in February 2015.
“Fluid milk costs remained elevated during the quarter and continued to negatively impact the overall health of the category by causing volume declines beyond what we would consider a normal trajectory for the category,” added Tanner. “Given strong global dairy production growth, and a number of other factors, Class I Mover declines, which began in earnest in December and are continuing into early 2015, should provide some support to our category and additional tailwinds to our business.”
CASH FLOW
Consolidated net cash from continuing operations for the twelve months ended December 31, 2014, totaled $153 million. Free cash flow provided by continuing operations, which is defined as net cash provided by or used in continuing operations less capital expenditures, was $4 million for the twelve months ended December 31, 2014. 2014 free cash flow is impacted by current year tax payments or receipts associated with last year's Morningstar divestiture and WhiteWave spin-off and the net of tax effect of our $19 million Tennessee litigation payment, the second of four annual installments. On an adjusted basis, which excludes the impact of these items, and as outlined within the reconciliation tables below, Dean Foods generated $25 million of free cash flow for the twelve months ended December 31, 2014.
DEBT
Total debt at December 31, 2014, net of $16 million cash on hand, was approximately $901 million. The Company's funded net debt to EBITDA ratio calculated in accordance with its credit agreements was 4.48 times as of the end of the fourth quarter of 2014.
“With regard to our overall capital structure, during the first half of 2015, subject to market conditions and the receipt of appropriate approvals, we intend to optimize our liquidity and strengthen our financial position by opportunistically refinancing, or otherwise addressing, certain of our existing long-term debt, including our 7.0% senior notes due June 1, 2016. The specific timing, structure, and terms of such refinancing transactions have not yet been finalized,” Bellairs added.
Forward Outlook
“Given the structural costs we have removed from our system and the multiple inherent benefits that come with cheaper raw milk, we expect our 2015 financial results to be substantially better than 2014,” continued Tanner. “While we are currently experiencing cost declines across the entire U.S dairy commodity complex, we believe the dairy commodity environment continues to be volatile and unpredictable over the mid-term. Further, as we come out of this extended period of record high dairy commodity costs, it’s uncertain what product pricing strategies the retailers will pursue for private label white milk and how the related consumer purchasing dynamics will be impacted, both of which could have a material impact on our full year 2015 results. Accordingly, for now, we are going to continue to provide specific earnings guidance for just the upcoming quarter.”
“With expected volume declines of low-to-mid single digits, and taking other factors into account, we expect first quarter adjusted diluted earnings of between $0.12 and $0.22 per share. For the full year we expect capital expenditures to approximate $150 million,” concluded Tanner.
CONFERENCE CALL/WEBCAST
A webcast to discuss the Company's financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the "Webcast" section of the Company's website at http://www.deanfoods.com/. A slide presentation will accompany the webcast.
ABOUT DEAN FOODS
Dean Foods® is a leading food and beverage company and the largest processor and direct-to-store distributor of fluid milk and other dairy and dairy case products in the United States. Headquartered in Dallas, Texas, the Dean Foods portfolio includes TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Garelick Farms®, LAND O LAKES® milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 local and regional dairy brands and private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Over 17,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.
*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.
**PET is a trademark of The J.M. Smucker Company and is used by license.
FORWARD-LOOKING STATEMENTS
Some of the statements made in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements relating to: (1) projected sales (including specific product lines and the Company as a whole), profit margins, net income, earnings per share, free cash flow and debt covenant compliance, (2) the Company’s regional and national branding initiatives, (3) the Company’s innovation, research and development plans and its ability to successfully launch new products, (4) commodity prices and other inputs and the Company’s ability to forecast or predict commodity prices, milk production and milk exports, (5) the Company’s cost-savings initiatives, including plant closures and route reductions, and its ability to achieve expected savings, (6) planned capital expenditures, (7) the status of the Company’s litigation matters, (8) the impact of divestitures including the sale of Morningstar and the divestiture and spin-off of the Company’s former subsidiary, The WhiteWave Foods Company, (9) the Company’s plans related to its capital structure and debt refinancing, (10) the Company’s dividend policy, and (11) possible repurchases of shares of common stock. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in this press release. Financial projections are based on a number of assumptions. Actual results could be materially different than projected if those assumptions are erroneous. The cost and supply of commodities and other raw materials are determined by market forces over which the Company has limited or no control. Sales, operating income, net income, debt covenant compliance, financial performance and adjusted earnings per share can vary based on a variety of economic, governmental and competitive factors, which are identified in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of its products. The declaration and payment of cash dividends under the Company’s dividend policy remains at the sole discretion of the Board of Directors or a committee thereof and will depend upon its financial results, cash requirements, future prospects, restrictions in its credit agreement and debt covenant compliance, applicable law and other factors that may be deemed relevant by the Board or such committee. All forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in our expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based except as required by law.
NON-GAAP FINANCIAL MEASURES
In addition to the results prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we have presented certain adjusted financial results and certain other non-GAAP financial measures, including Adjusted EBITDA, Free Cash Flow and Adjusted Free Cash Flow, each as defined below. These non-GAAP financial measures are from continuing operations and are adjusted to eliminate the net expense, net gain and cash flow impacts related to the items identified in the “Reconciliation of GAAP to Non-GAAP Information” tables below. This information is provided to assist investors in making meaningful comparisons of our operating performance between periods and to view our business from the same perspective as our management. Because we cannot predict the timing and amount of charges and amount of any cash outflows or inflows associated with certain non-recurring items; asset impairment charges; gains or losses related to discontinued operations and divestitures; deal, integration and separation costs; facility closing, reorganization and realignment costs; costs associated with the cash tender offer for, and redemption of, our senior notes; gains(losses) on the mark-to-market of our derivative contracts; litigation settlements; and certain other charges, our management does not consider these items when evaluating our performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.
We have defined Adjusted EBITDA as net income attributable to Dean Foods, which is the most comparable GAAP financial measure, adjusted for the items above as well as interest, taxes, depreciation and amortization. We believe Adjusted EBITDA is a useful measure for analyzing the performance of our business and is an indicator of our ability to incur and service indebtedness and generate free cash flow. We also believe that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because such measures assist in comparing performance on a consistent basis without regard to capital structure, depreciation or amortization (which can vary significantly) and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. The reconciliation of net income to Adjusted EBITDA for the three and twelve months ended December 31, 2014 and 2013 is included in the tables below.
Additionally, we believe free cash flow provided by (used in) continuing operations (“Free Cash Flow”) and adjusted free cash flow provided by (used in) continuing operations (“Adjusted Free Cash Flow”) are meaningful non-GAAP measures that offer supplemental information and insight regarding the liquidity of our operations and our ability to generate sufficient cash flow above what is required in our business to sustain our operations.
We define Free Cash Flow as net cash provided by (used in) continuing operations less cash payments for capital expenditures. We define Adjusted Free Cash Flow as Free Cash Flow adjusted for the impact on operating cash flows related to certain significant or non-recurring items, including income taxes paid on the divestiture of Morningstar; litigation payments; transaction costs and other separation costs resulting from the Morningstar divestiture and WhiteWave spin-off in 2013; income tax payments related to certain deferred intercompany transactions between us and WhiteWave, which were recognized by us upon completion of the WhiteWave spin-off; and other increases in or reductions to income tax payments associated with the adjustments described above. Additionally, the computation of Adjusted Free Cash Flow for the twelve months ended December 31, 2013 has been further adjusted to exclude the net impact on working capital of accounts receivable and accounts payable associated with our transitional services agreements with WhiteWave and Morningstar, as well as the movement of WhiteWave and Morningstar trade accounts receivable and trade accounts payable from intercompany transactions (which were previously eliminated in consolidation) to third-party transactions in 2013. A reconciliation of net cash used in continuing operations, which is the most comparable U.S. GAAP financial measure, to Adjusted Free Cash Flow, is included in the tables below.
This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP. Additionally, these non-GAAP measures may be different than similar measures used by other companies. We believe that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliations to the corresponding GAAP financial measures, provides investors with a more complete understanding of the factors and trends affecting our business than could be obtained absent these disclosures. A full reconciliation of our results and financial measures reported in accordance with GAAP for the three and twelve months ended December 31, 2014 and 2013 to the non-GAAP financial measures described above is set forth herein.
CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Scott Vopni, +1-214-303-3438

DEAN FOODS COMPANY
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended December 31,		Three months ended December 31,
	2014	2013	2014		2013
	GAAP		Adjusted*
Net sales	$2,395,007	$2,295,450	$2,395,007		$2,295,450
Cost of sales	1,953,607	1,849,680	1,952,139	(f)	1,848,569	(a) (b)
Gross profit	441,400	445,770	442,868		446,881
Operating costs and expenses:
Selling and distribution	343,396	332,614	340,442	(b) (f)	332,439	(b)
General and administrative	75,940	66,827	76,036	(b)	65,655	(b) (d) (e)
Amortization of intangibles	714	884	714		884
Facility closing and reorganization costs	(50)	9,191	—	(b)	—	(b)
Impairment of long-lived assets	13,420	1,500	—	(a)	—	(a)
Total operating costs and expenses	433,420	411,016	417,192		398,978
Operating income	7,980	34,754	25,676		47,903
Interest expense	15,542	20,549	15,116	(f)	20,195	(f)
Loss on early retirement of debt	1,437	63,387	—	(c)	—	(c)
Other (income) expense, net	(860)	89	(860)		89
Income (loss) from continuing operations before income taxes	(8,139)	(49,271)	11,420		27,619
Income tax expense (benefit)	(13,843)	(11,909)	4,339	(g)	10,495	(g)
Income (loss) from continuing operations	5,704	(37,362)	7,081		17,124
Loss on sale of discontinued operations, net of tax	(611)	(227)	—	(e) (f)	—	(e)
Income (loss) from discontinued operations, net of tax	184	(88)	—	(d)	—	(e)
Net income (loss) attributable to Dean Foods Company	$5,277	$(37,677)	$7,081		$17,124
Average common shares:
Basic	93,928	94,535	93,928		94,535
Diluted	94,366	94,535	94,366		95,468	(h)
Basic earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$0.06	$(0.40)	$0.08		$0.18
Loss from discontinued operations attributable to Dean Foods Company	—	—	—		—
Net income (loss) attributable to Dean Foods Company	$0.06	$(0.40)	$0.08		$0.18
Diluted earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$0.06	$(0.40)	$0.08		$0.18
Loss from discontinued operations attributable to Dean Foods Company	—	—	—		—
Net income (loss) attributable to Dean Foods Company	$0.06	$(0.40)	$0.08		$0.18
* See notes to Earnings Release Tables

DEAN FOODS COMPANY
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Twelve months ended December 31,		Twelve months ended December 31,
	2014	2013	2014		2013
	GAAP		Adjusted*
Net sales	$9,503,196	$9,016,321	$9,503,196		$9,016,321
Cost of sales	7,829,733	7,161,734	7,826,721	(a) (f)	7,155,223	(a) (b)
Gross profit	1,673,463	1,854,587	1,676,475		1,861,098
Operating costs and expenses:
Selling and distribution	1,355,053	1,337,745	1,352,039	(b) (f)	1,335,161	(b)
General and administrative	288,744	310,453	285,128	(b)	293,822	(b) (d) (e)
Amortization of intangibles	2,889	3,669	2,889		3,669
Facility closing and reorganization costs	4,460	27,008	—	(b)	—	(b)
Litigation settlements	(2,521)	(1,019)	—	(f)	—	(f)
Impairment of long-lived assets	20,820	43,441	—	(a)	—	(a)
Other operating (income) loss	(4,535)	2,494	—	(a)	—	(a) (f)
Total operating costs and expenses	1,664,910	1,723,791	1,640,056		1,632,652
Operating income	8,553	130,796	36,419		228,446
Interest expense	61,019	200,558	59,092	(f)	96,686	(d) (e) (f)
Gain on disposition of WhiteWave common stock	—	(415,783)	—		—	(d)
Loss on early retirement of debt	1,437	63,387	—	(c)	—	(c)
Other income, net	(1,620)	(400)	(1,620)		(400)
Income (loss) from continuing operations before income taxes	(52,283)	283,034	(21,053)		132,160
Income tax expense (benefit)	(32,096)	(42,325)	(8,000)	(g)	50,219	(g)
Income (loss) from continuing operations	(20,187)	325,359	(13,053)		81,941
Gain on sale of discontinued operations, net of tax	543	491,195	—	(e) (f)	—	(d) (e) (f)
Income (loss) from discontinued operations, net of tax	(652)	2,803	—	(d)	—	(d) (e)
Net income (loss)	(20,296)	819,357	(13,053)		81,941
Net income attributable to non-controlling interest in discontinued operations	—	(6,179)	—		—	(d)
Net income (loss) attributable to Dean Foods Company	$(20,296)	$813,178	$(13,053)		$81,941
Average common shares:
Basic	93,917	93,786	93,917		93,786
Diluted	93,917	94,796	93,917		94,796
Basic earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(0.22)	$3.47	$(0.14)		$0.87
Gain from discontinued operations attributable to Dean Foods Company	—	5.20	—		—
Net income (loss) attributable to Dean Foods Company	$(0.22)	$8.67	$(0.14)		$0.87
Diluted earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean foods Company	$(0.22)	$3.43	$(0.14)		$0.86
Gain from discontinued operations attributable to Dean Foods Company	—	5.15	—		—
Net income (loss) attributable to Dean Foods Company	$(0.22)	$8.58	$(0.14)		$0.86
* See notes to Earnings Release Tables

DEAN FOODS COMPANY
Computation of Adjusted EBITDA
(Unaudited)
(In thousands)

	Three months ended December 31,		Three months ended December 31,
	2014	2013	2014	2013
Net income (loss) attributable to Dean Foods Company	$7,081	$17,124	$(13,053)	$81,941
Interest expense	15,116	20,195	59,092	96,686
Income tax expense (benefit)	4,339	10,495	(8,000)	50,219
Depreciation and amortization	40,313	39,813	157,922	160,511
Adjusted EBITDA	$66,849	$87,627	$195,961	$389,357

DEAN FOODS COMPANY
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$16,362	$16,762
Other current assets	1,163,698	1,133,936
Total current assets	1,180,060	1,150,698
Property, plant and equipment, net	1,172,596	1,216,047
Intangibles and other assets, net	416,980	435,300
Total Assets	$2,769,636	$2,802,045

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities, excluding debt	$793,753	$780,389
Total long-term debt, including current portion	917,179	897,262
Other long-term liabilities	431,386	410,079
Total stockholders' equity	627,318	714,315
Total Liabilities and Stockholders' Equity	$2,769,636	$2,802,045

DEAN FOODS COMPANY
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Year ended December 31,
Operating Activities	2014	2013
Net cash provided by (used in) continuing operations	$152,946	$(330,727)
Net cash provided by discontinued operations	—	14,086
Net cash provided by (used in) operating activities	152,946	(316,641)
Investing Activities
Payments for property, plant and equipment	(149,421)	(175,163)
Proceeds from sale of fixed assets	27,629	9,940
Net cash used in investing activities - continuing operations	(121,792)	(165,223)
Net cash provided by investing activities - discontinued operations	—	1,403,494
Net cash provided by (used in) investing activities	(121,792)	1,238,271
Financing Activities
Net proceeds from (repayment of) debt	16,410	(897,180)
Common stock repurchase	(25,000)	—
Cash dividend paid	(26,232)	—
Payments of financing costs	(3,287)	(6,197)
Issuance of common stock, net of share repurchases	7,861	23,481
Other	360	1,954
Net cash used in financing activities - continuing operations	(29,888)	(877,942)
Net cash used in financing activities - discontinued operations	—	(51,584)
Net cash used in financing activities	(29,888)	(929,526)
Effect of exchange rate changes on cash and cash equivalents	(1,666)	1
Decrease in cash and cash equivalents	(400)	(7,895)
Cash and cash equivalents, beginning of period	16,762	24,657
Cash and cash equivalents, end of period	$16,362	$16,762

DEAN FOODS COMPANY
Reconciliation of Net Cash Provided by (Used in) Continuing Operations
to Adjusted Free Cash Flow Provided by Continuing Operations
(Unaudited)
(In thousands)

	Year ended
	December 31,
	2014	2013
Computation of Free Cash Flow provided by (used in) continuing operations
Net cash provided by (used in) continuing operations - GAAP Basis	$152,946	$(330,727)
Payments for property, plant and equipment	(149,421)	(175,163)
Free cash flow provided by (used in) continuing operations	$3,525	$(505,890)

Computation of Adjusted Free Cash Flow provided by continuing operations
Net cash provided by (used in) continuing operations - GAAP Basis	$152,946	$(330,727)
Estimated impact on net cash provided by (used in) continuing operations related to:
Facility closing, reorganization and realignment costs	—	35,726
Deal, integration and separation costs	—	32,246
Litigation payments	18,605	19,101
WhiteWave spin-off	(10,046)	10,756
Morningstar divestiture	—	57,948
Estimated tax payment related to above items	13,175	410,163
Adjusted net cash provided by continuing operations	174,680	235,213
Less: Payments for plant, property & equipment	(149,421)	(175,163)
Adjusted free cash flow provided by continuing operations	$25,259	$60,050

DEAN FOODS COMPANY
Reconciliation of GAAP to Adjusted Earnings
(Unaudited)
(In thousands, except per share data)

	Three months ended December 31, 2014
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing, reorganization and realignment costs (b)	Loss on early retirement of debt (c)	Disposition of WhiteWave (d)	Morningstar sale (e)	Other adjustments (f)	Income tax (g)	Adjusted*
Operating income (loss):
Dean Foods	$21,350	$—	$(99)	$—	$—	$—	$4,425	$—	$25,676
Facility closing and reorganization costs	50	—	(50)	—	—	—	—	—	—
Impairment of long-lived assets	(13,420)	13,420	—	—	—	—	—	—	—
Total operating income	7,980	13,420	(149)	—	—	—	4,425	—	25,676
Interest expense	15,542	—	—	—	—	—	(426)	—	15,116
Loss on early retirement of debt	1,437	—	—	(1,437)	—	—	—	—	—
Other income, net	(860)	—	—	—	—	—	—	—	(860)
Income tax expense (benefit)	(13,843)	—	—	—	—	—	—	18,182	4,339
Income from continuing operations	5,704	13,420	(149)	1,437	—	—	4,851	(18,182)	7,081
Loss from discontinued operations, net of tax	(427)	—	—	—	(184)	482	129	—	—
Net income attributable to Dean Foods Company	$5,277	$13,420	$(149)	$1,437	$(184)	$482	$4,980	$(18,182)	$7,081

Diluted earnings per share	$0.06	$0.14	$—	$0.02	$—	$—	$0.05	$(0.19)	$0.08

	Three months ended December 31, 2013
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing, reorganization and realignment costs (b)	Loss on early retirement of debt (c)	Disposition of WhiteWave (d)	Morningstar sale (e)	Other adjustments (f)	Income tax (g)	Adjusted*
Operating income (loss):
Dean Foods	$45,445	$1,064	$783	$—	$1,156	$(545)	$—	$—	$47,903
Facility closing and reorganization costs	(9,191)	—	9,191	—	—	—	—	—	—
Impairment of long-lived assets	(1,500)	1,500	—	—	—	—	—	—	—
Total operating income	34,754	2,564	9,974	—	1,156	(545)	—	—	47,903
Interest expense	20,549	—	—	—	—	—	(354)	—	20,195
Loss on early retirement of debt	63,387	—	—	(63,387)	—	—	—	—	—
Other expense, net	89	—	—	—	—	—	—	—	89
Income tax expense (benefit)	(11,909)	—	—	—	—	—	—	22,404	10,495
Income (loss) from continuing operations	(37,362)	2,564	9,974	63,387	1,156	(545)	354	(22,404)	17,124
Loss from discontinued operations, net of tax	(315)	—	—	—	—	315	—	—	—
Net income (loss) attributable to Dean Foods Company	$(37,677)	$2,564	$9,974	$63,387	$1,156	$(230)	$354	$(22,404)	$17,124

Diluted earnings (loss) per share (h)	$(0.40)	$0.03	$0.11	$0.67	$0.01	$—	$—	$(0.24)	$0.18
* See notes to Earnings Release Tables

DEAN FOODS COMPANY
Reconciliation of GAAP to Adjusted Earnings
(Unaudited)
(In thousands, except per share data)

	Twelve months ended December 31, 2014
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing, reorganization and realignment costs (b)	Loss on early retirement of debt (c)	Disposition of WhiteWave (d)	Morningstar sale (e)	Other adjustments (f)	Income tax (g)	Adjusted*
Operating income (loss):
Dean Foods	$26,777	$1,491	$3,723	$—	$—	$—	$4,428	$—	$36,419
Facility closing and reorganization costs	(4,460)	—	4,460	—	—	—	—	—	—
Litigation settlements	2,521	—	—	—	—	—	(2,521)	—	—
Impairment of long-lived assets	(20,820)	20,820	—	—	—	—	—	—	—
Other operating income	4,535	(4,535)	—	—	—	—	—	—	—
Total operating income	8,553	17,776	8,183	—	—	—	1,907	—	36,419
Interest expense	61,019	—	—	—	—	—	(1,927)	—	59,092
Loss on early retirement of debt	1,437	—	—	(1,437)	—	—	—	—	—
Other income, net	(1,620)	—	—	—	—	—	—	—	(1,620)
Income tax expense (benefit)	(32,096)	—	—	—	—	—	—	24,096	(8,000)
Income (loss) from continuing operations	(20,187)	17,776	8,183	1,437	—	—	3,834	(24,096)	(13,053)
Loss from discontinued operations, net of tax	(109)	—	—	—	652	129	(672)	—	—
Net income (loss) attributable to Dean Foods Company	$(20,296)	$17,776	$8,183	$1,437	$652	$129	$3,162	$(24,096)	$(13,053)

Diluted earnings (loss) per share	$(0.22)	$0.19	$0.09	$0.02	$0.01	$—	$0.03	$(0.26)	$(0.14)

	Twelve months ended December 31, 2013
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing, reorganization and realignment costs (b)	Loss on early retirement of debt (c)	Disposition of WhiteWave (d)	Morningstar sale (e)	Other adjustments (f)	Income tax (g)	Adjusted*
Operating income (loss):
Dean Foods	$202,720	$4,926	$10,787	$—	$10,558	$(545)	$—	$—	$228,446
Facility closing and reorganization costs	(27,008)	—	27,008	—	—	—	—	—	—
Litigation settlements	1,019	—	—	—	—	—	(1,019)	—	—
Impairment of long-lived assets	(43,441)	43,441	—	—	—	—	—	—	—
Other operating loss	(2,494)	2,209	—	—	—	—	285	—	—
Total operating income	130,796	50,576	37,795	—	10,558	(545)	(734)	—	228,446
Interest expense	200,558	—	—	—	(67,333)	(29,430)	(7,109)	—	96,686
Gain on disposition of WhiteWave common stock	(415,783)	—	—	—	415,783	—	—	—	—
Loss on early retirement of debt	63,387	—	—	(63,387)	—	—	—	—	—
Other income, net	(400)	—	—	—	—	—	—	—	(400)
Income tax expense (benefit)	(42,325)	—	—	—	—	—	—	92,544	50,219
Income from continuing operations	325,359	50,576	37,795	63,387	(337,892)	28,885	6,375	(92,544)	81,941
Income from discontinued operations, net of tax	493,998	—	—	—	(2,815)	(491,887)	704	—	—
Net income attributable to non-controlling interest in discontinued operations	(6,179)	—	—	—	6,179	—	—	—	—
Net income attributable to Dean Foods Company	$813,178	$50,576	$37,795	$63,387	$(334,528)	$(463,002)	$7,079	$(92,544)	$81,941

Diluted earnings per share	$8.58	$0.54	$0.40	$0.67	$(3.53)	$(4.89)	$0.07	$(0.98)	$0.86
* See notes to Earnings Release Tables

For the three and twelve months ended December 31, 2014 and 2013, the adjusted results and certain other non-GAAP financial measures differ from the Company's results under GAAP due to the exclusion of net gains or net losses associated with certain non-recurring items, including facility closing, reorganization and realignment costs; discontinued operations; integration and separation expenses; costs associated with the cash tender offer on our senior notes; gains(losses) on the mark to market of our derivative contracts as well as asset impairment charges. These adjustments are made to facilitate meaningful comparisons of our operating performance between periods as the Company cannot predict the timing and amount of charges associated with such items.

(a)	The adjustment reflects the elimination of the following:

i.
Accelerated depreciation related to machinery and equipment at certain of our production facilities as a result of revisions made to the estimated remaining useful lives due to our evaluation of the impact that we expect changes in our business to have on estimated future cash flows at those production facilities;

ii.
Asset impairment charges on certain fixed assets and indefinite lived intangible assets. We evaluate our long-lived assets for impairment when circumstances indicate that their carrying value may not be recoverable. Indicators of impairment could include, among other factors, significant changes in the business environment or the planned closure of a facility; and

iii.
Other operating (income) loss related to the final settlement of certain liabilities associated with the prior disposition of a manufacturing facility and the final disposal of assets associated with the closure of one of our manufacturing facilities.

(b)
The adjustment reflects the elimination of severance charges and non-cash asset write-downs related to approved facility closings and restructuring plans, as well as other organizational realignment activities.

(c)
During the fourth quarter of 2014 we redeemed for the remaining $24 million of our Senior Notes Due 2018. During the fourth quarter of 2013, we successfully completed a cash tender offer for $400 million of our Senior Notes Due 2018 and 2016. As a result of the tender offer and the redemption, we recorded a $1.4 million pre-tax loss ($0.9 million, net of tax) and $63.3 million pre-tax loss ($38.7 million, net of tax) on early extinguishment of debt during the fourth quarter of 2014 and 2013, respectively. The adjustment reflects the elimination of the losses.

(d)
We completed the spin-off of WhiteWave on May 23, 2013. WhiteWave’s operations have been reflected as discontinued operations in our Consolidated Financial Statements under GAAP for all periods presented. In addition to the elimination of discontinued operations, the adjustment reflects the elimination of the following for the year ended December 31, 2013:

i.	Transaction and separation costs of $4.4 million;

ii.
Additional stock compensation expense $6.2 million related to the proportionate adjustment of the number and exercise prices of certain stock options, restricted stock units and phantom shares granted to Dean Foods employees that were outstanding at the time of the spin-off in order to maintain the aggregate intrinsic value of such awards;

iii.	Interest expense of $0.6 million associated with a short-term loan agreement entered into to facilitate our disposition of WhiteWave common stock in July 2013;

iv.
Losses of $66.7 million related to interest rate swaps that were novated to WhiteWave. Upon completion of the separation, we reclassified these losses previously recorded in accumulated other comprehensive income to interest expense as a one-time, non-cash charge; and

v.	A gain of $415.8 million associated with the disposition of our investment in WhiteWave in July 2013.

(e)
We completed the sale of our Morningstar division on January 3, 2013. Our Morningstar operations have been reflected as discontinued operations in our Consolidated Financial Statements under GAAP for all periods presented. In addition to elimination of discontinued operations, the adjustment reflects the elimination of the following:

i.	Write-off of deferred financing costs of $1.4 million associated with debt that was fully repaid with proceeds from the sale of our Morningstar division;

ii.	Interest expense of $28.0 million related to the interest rate swaps we terminated as the result of debt repayments made with proceeds from the sale of our Morningstar division; and

iii.	Separation costs of $0.5 million.

(f)	The adjustment reflects the elimination of the following:

i.	A reduction in a litigation settlement liability due to plaintiff class “opt-outs” of $2.5 million and $1.0 million during the twelve months ended December 31, 2014 and 2013, respectively;

ii.
The loss on the mark to market of our commodity derivative contracts for the three and twelve months ended December 31, 2014. Effective January 1, 2014, we have de-designated all open commodity derivative positions that were previously designated as hedges. As of the de-designation date, all commodities contracts are now marked to market in our income statement at each reporting period and a derivative asset or liability is recorded on our balance sheet;

iii.
Interest accretion in connection with our previously disclosed dairy farmer class action lawsuit filed in the United States District Court for the Eastern District of Tennessee. The Court granted final approval of the settlement agreement on June 15, 2012;

iv.
Write-off of unamortized deferred financing costs of $5.4 million during the twelve months ended December 31, 2013 associated with our prior credit facility as a result of the termination of such facility and the extinguishment of the associated debt; and

v.	A taxing authority settlement and litigation settlement of certain retained contingent obligations related to prior discontinued operations.

(g)
The adjustment reflects the income tax impact on adjustments (a) through (f) and to reflect our adjusted tax rate at 38%, which we believe represents our normalized long-term effective tax rate as a U.S. domiciled business.

(h)	The adjustment reflects an add-back of the dilutive shares, which were anti-dilutive for GAAP purposes.